UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 13, 2007

Commission File Number 333-43089

The GSI Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	37-0856587
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

1004 E. Illinois Street, Assumption, Illinois	62510
(Address of principal executive offices)	(Zip Code)

(217) 226- 4421
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

(  ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

(  ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

(  ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

(  ) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e.4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On July 13, 2007, the Registrant entered into a Supplemental Indenture, amending the Indenture dated as of May 16, 2005 (the “Indenture”), among Registrant, GSI Holdings Corp. and U.S. Bank National Association, as Trustee.  The Supplemental Indenture was executed and delivered following the receipt by the Registrant of  consents from all holders of the Registrant's 12% Senior Notes due 2013 (the "Notes") to the amendments contained in the Supplemental Indenture.  The Supplemental Indenture, which is attached hereto under Item 9.01 as Exhibit 4.6, provides, subject to the conditions set forth therein for,  among others, the elimination of substantially all of the restrictive covenants contained in the Indenture and the Notes, the elimination of  certain events of default, the modification of covenants regarding mergers and consolidations, and the modification or elimination of certain other provisions, including certain provisions relating to defeasance, contained in the Indenture and the Notes.  The  amendments set forth in the Supplemental Indenture will only become operative immediately prior to the acceptance for payment by the Registrant of all Notes validly tendered.

Item 3.03 Material Modification to Rights of Security Holders

     As a result of the events described above in Item 1.01, the rights of the holders of the Notes will be materially modified in the respects noted and all of the Notes will be retired if the conditions to consummation of the tender offer for the Notes are satisfied or waived by the Registrant.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

4.6	Supplemental Indenture dated July 13, 2007, amending the Indenture dated as of May 16, 2005 between The GSI Group, Inc., GSI Holdings Corp. and U.S. Bank National Association, as Trustee
99.1	Press Release of The GSI Group, Inc. dated July 13, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GSI GROUP, INC.
(Registrant)

Date: July 18, 2007

By: /s/ William J. Branch
Name: William J. Branch
Title: Chairman and Chief Executive Officer

By: /s/ John Henderson
Name: John Henderson
Title: Chief Financial Officer